Exhibit 12

TANGER PROPERTIES AND SUBSIDIARIES

Ratios of Earnings to Fixed Charges
(in thousands, except ratios)

	Nine Months Ended
	Ended September 30
	2009	2008

Earnings before income (losses) from equity investees (1)	$ 55,765	$ 17,811

Add :
Distributed income of unconsolidated joint ventures	510	2,655
Amortization of previously capitalized interest	351	348
Interest expense	29,467	38,656
Interest portion of rent expense	1,154	879

Earnings available for fixed charges	$ 87,247	$ 60,349

Fixed charges:
Interest expense	$ 29,467	$ 38,656
Capitalized interest and capitalized amortization of debt issue costs	87	1,772
Interest portion of rent expense	1,154	879
Total fixed charges	$ 30,708	$ 41,307

Ratio of earnings to fixed charges	2.8	1.5

 (1) Earnings before losses from equity investees and noncontrolling interest for the nine months ended September 30, 2009 includes: a $10.5 million gain on early extinguishment of debt from an exchange offer of common shares for convertible debt; a $31.5 million gain on acquisition of previously held unconsolidated joint venture interest and a $5.2 million impairment charge related to a property held and used.  For the nine months ended September 30, 2008, earnings before income from equity investees and noncontrolling interest contained an $8.9 million loss on early termination of two US treasury rate lock agreements.

TANGER PROPERTIES AND SUBSIDIARIES

Ratios of Earnings to Combined Fixed Charges and Preferred Distributions
(in thousands, except ratios)

	Nine Months Ended
	Ended September 30
	2009	2008

Earnings before income (losses) from equity investees (1)	$ 55,765	$ 17,811

Add :
Distributed income of unconsolidated joint ventures	510	2,655
Amortization of previously capitalized interest	351	348
Interest expense	29,467	38,656
Interest portion of rent expense	1,154	879

Earnings available for fixed charges and preferred distributions	$ 87,247	$ 60,349

Fixed charges:
Interest expense	$ 29,467	$ 38,656
Capitalized interest and capitalized amortization of debt issue costs	87	1,772
Interest portion of rent expense	1,154	879
Total fixed charges	$ 30,708	$ 41,307

Preferred dividends	4,219	4,219

Total fixed charges and preferred distributions	$ 34,927	$ 45,526

Ratio of earnings to fixed charges and preferred distributions	2.5	1.3

 (1) Earnings before losses from equity investees and noncontrolling interest for the nine month ended September 30, 2009 includes: a $10.5 million gain on early extinguishment of debt from an exchange offer of common shares for convertible debt; a $31.5 million gain on acquisition of previously held unconsolidated joint venture interest and a $5.2 million impairment charge related to a property held and used.  For the nine months ended September 30, 2008, earnings before income from equity investees and noncontrolling interest contained an $8.9 million loss on early termination of two US treasury rate lock agreements.